Exhibit 99.1

NEWS RELEASE

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS 2016 SECOND QUARTER RESULTS

•	Net Income Reaches $127 Million
•	Earnings Per Share Increases 12 Percent to $0.94
•	Comparable-Store Sales Up 4.7 Percent
•	Gross Margin Rate Improves 40 Basis Points

NEW YORK, NY, August 19, 2016 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended July 30, 2016.

Second Quarter Results

Net income for the Company’s second quarter ended July 30, 2016 was $127 million, or $0.94 per share, compared with net income of $119 million, or $0.84 per share, last year. Second quarter comparable-store sales increased 4.7 percent. Total sales increased 5.0 percent, to $1,780 million this year, compared with sales of $1,695 million for the corresponding prior-year period. Excluding the effect of foreign currency fluctuations, total sales for the second quarter increased 5.4 percent.

The Company’s gross margin rate improved to 33.0 percent of sales from 32.6 percent a year ago, while the selling, general, and administrative expense rate increased to 19.7 percent of sales from 19.5 percent.

“As a Company, Foot Locker has strong leadership positions in the athletic industry, with the most important being our deep understanding of the core customer for each of our banners,” said Richard Johnson, Chairman of the Board and Chief Executive Officer. “We share this understanding with our key vendors, which enables us to partner with them to deliver the trend-right, premium footwear and apparel assortments our customers seek, which in turn has led to consistently outstanding financial results such as we announced today. Within the second quarter, we drove comparable sales gains across basketball, running, and classic footwear, as well as apparel. We also posted gains in all regions and channels in which we operate, reflecting the success of our strategic initiatives to build our Company to be an enduring retail leader with strengths across many dimensions.”

Year-To-Date Results

Net income for the Company’s first six months of the year increased to $318 million, or $2.33 per share, compared to net income of $303 million, or $2.14 per share, for the corresponding period in 2015. Earnings per share for the six-month period increased 8.9 percent compared to the same period in 2015. Year-to-date sales were $3,767 million, an increase of 4.3 percent compared to sales of $3,611 million in the corresponding six-month period of 2015. Year-to-date comparable store sales have increased 3.7 percent. Excluding the effect of foreign currency fluctuations, total year-to-date sales increased by 4.6 percent.

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Foot Locker, Inc. 330 West 34th Street, New York, NY 10001

Financial Position

At July 30, 2016, the Company’s merchandise inventories were $1,339 million, 1.7 percent higher than at the end of the second quarter last year. Using constant currencies, inventory increased 1.9 percent.

The Company’s cash totaled $945 million, while the debt on its balance sheet was $129 million. The Company spent approximately $188 million to repurchase 3.35 million shares during the quarter and paid a quarterly dividend of $0.275, spending $37 million.

“The Company has made substantial and thoughtful investments in its stores, digital sites, and infrastructure over the years, which have led to significantly improved productivity,” said Lauren Peters, Executive Vice President and Chief Financial Officer. “The returns from those investments, combined with careful inventory and expense management, have led to our current strong financial position. This position of strength underpins our commitment to balance our allocation of capital between additional investments in the business and returning substantial amounts of cash to shareholders through our dividend and share repurchase programs, as evidenced by the $350 million of cash we have returned to shareholders in the first half of 2016.”

Store Base Update

During the second quarter, the Company opened 23 new stores, remodeled or relocated 64 stores, and closed 18 stores. As of July 30, 2016, the Company operated 3,401 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 54 franchised Foot Locker stores were operating in the Middle East and South Korea, as well as 15 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (EDT) today, August 19, 2016, to review these results, provide comments on the status of its current initiatives, and discuss trends in its business and the athletic industry. This conference call may be accessed live by dialing 1-800-916-9263 (U.S. and Canada) or +44 208-196-2881 (International), or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to download any necessary software. A replay of the call will be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com through September 2, 2016.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), cybersecurity breaches, pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2015 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended July 30, 2016 and August 1, 2015

(In millions, except per share amounts)

	Second Quarter 2016	Second Quarter 2015	Year-To-Date 2016	Year-To-Date 2015
Sales	$1,780	$1,695	$3,767	$3,611

Cost of sales	1,193	1,142	2,484	2,388
SG&A	350	331	711	676
Depreciation and amortization	39	36	78	71
Interest expense, net	1	1	1	2
Other Income	(1)	-	(3)	(1)
	1,582	1,510	3,271	3,136

Income before taxes	$198	$185	$496	$475
Income tax expense	71	66	178	172
Net income	$127	$119	$318	$303

Diluted EPS	$0.94	$0.84	$2.33	$2.14

Weighted-average diluted shares outstanding	135.5	141.3	136.6	141.7

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	July 30,	August 1,
	2016	2015
Assets

CURRENT ASSETS
Cash and cash equivalents	$945	$970
Merchandise inventories	1,339	1,317
Other current assets	301	268
	2,585	2,555

Property and equipment, net	726	644
Deferred tax assets	174	222
Other assets	277	283
	$3,762	$3,704

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$348	$359
Accrued and other liabilities	326	380
Current portion of capital lease obligations	1	2
	675	741

Long-term debt and obligations under capital leases	128	130
Other liabilities	381	254
SHAREHOLDERS’ EQUITY	2,578	2,579
	$3,762	$3,704

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FOOT LOCKER, INC.

Store and Square Footage

(unaudited)

Store activity is as follows:

	January 30, 2016	Opened	Closed	July 30, 2016	Relocations/ Remodels
Foot Locker US	971	3	8	966	41
Foot Locker Europe	606	7	4	609	21
Foot Locker Canada	125	-	3	122	4
Foot Locker Asia Pacific	94	3	1	96	4
Lady Foot Locker	156	-	13	143	1
SIX:02	30	-	-	30	-
Kids Foot Locker	374	35	2	407	12
Footaction	268	1	5	264	13
Champs Sports	550	4	1	553	22
Runners Point	121	2	-	123	1
Sidestep	88	-	-	88	-
Total	3,383	55	37	3,401	119

Selling and gross square footage are as follows:

	January 30, 2016		July 30, 2016
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,451	4,234	2,469	4,265
Foot Locker Europe	863	1,884	870	1,904
Foot Locker Canada	279	435	275	430
Foot Locker Asia Pacific	128	210	133	217
Lady Foot Locker	208	352	195	324
SIX:02	62	101	60	101
Kids Foot Locker	602	1,029	671	1,145
Footaction	800	1,303	781	1,283
Champs Sports	1,947	2,972	1,958	3,014
Runners Point	158	259	163	269
Sidestep	82	139	82	139
Total	7,580	12,918	7,657	13,091

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